SUBLICENSE AGREEMENT

            This Sublicense Agreement (the "Sublicense Agreement"), dated as of June 21, 2010, is made by and among First Trust Strategic Value Index Fund (formerly known as, First Trust DB Strategic Value Index Fund) (the "Sublicensee") and First Trust Advisors L.P. ("First Trust" or "Sublicensor").

                             W I T N E S S E T H :

            WHEREAS, pursuant to that certain License Agreement, dated as of April 22, 2010, as amended, by and between Credit Suisse Group AG and Credit Suisse Securities (USA) LLC (collectively, "Licensor") and First Trust ("License Agreement"), Licensor has granted First Trust a license to use certain copyright, trademark and proprietary rights and trade secrets of Licensor (as further described in the License Agreement, the "Index and Credit Suisse Marks") in connection with the issuance, sale, marketing and/or promotion of certain financial products (as further defined in the License Agreement, the "Product");

            WHEREAS, Sublicensee wishes to issue, sell, market and/or promote the Product and to use and refer to the Intellectual Property in connection therewith; and

            WHEREAS, all capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

            1. License. Sublicensor hereby grants to Sublicensee a non-exclusive and non-transferable sublicense to use the Credit Suisse U.S. Value Index, Powered by HOLT(TM) and associated Credit Suisse Marks in connection with the issuance, distribution, marketing and/or promotion of the First Trust Strategic Value Index Fund.

            2. Reimbursement. Sublicensee agrees to reimburse Sublicensor for all License Fees paid by Sublicensor to Licensor under the License Agreement, provided, however, that the Sublicensee will reimburse First Trust in an annual amount of no more than 0.10% of the Sublicensee's daily net asset value.

            3. The Sublicensee acknowledges that it has received and read a copy of the License Agreement and agrees to be bound by all the provisions thereof, including, without limitation, those provisions imposing any obligations on First Trust.

            4. Sublicensee agrees that its obligations under the License Agreement pursuant to Section 2 of this Sublicense Agreement are as principal and shall be unaffected by any defense or claim that First Trust may have against Licensor.

            5. It is the intent of the parties that the substantive law of the State of Illinois govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles. Each party agrees that any legal action, proceeding, controversy or claim between the parties arising out of or relating to this Agreement may be brought and prosecuted only in the United States District Court for the Northern District of Illinois or in the Circuit Court of DuPage County, Illinois, and by execution of this Agreement each party hereto submits to the exclusive jurisdiction of such court and waives any objection it might have based upon improper venue or inconvenient forum.



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            IN WITNESS WHEREOF, the parties hereto have executed this Sublicense
Agreement as of the date first set forth above.

                                     FIRST TRUST STRATEGIC VALUE INDEX FUND

                                     /s/ James A. Bowen
                                     --------------------------------------
                                     By:    James A. Bowen
                                     Title: President


                                     FIRST TRUST ADVISORS L.P.

                                     /s/ James A. Bowen
                                     --------------------------------------
                                     By:    James A. Bowen
                                     Title: President